At the June 9, 2008, meetings of the boards of directors of Meridian Interstate Bancorp, Inc., (NASDAQ: EBSB), and its wholly-owned banking subsidiary, East Boston Savings Bank, Richard J. Gavegnano, Chairman of the Board and Chief Executive Officer of Meridian Interstate Bancorp, Inc. and Chairman of the Board of East Boston Savings Bank was appointed as the Chief Executive Officer and Acting President of East Boston Savings Bank. Mr. Gavegnano was also appointed as Acting President of Meridian Interstate. Mr. Gavegnano replaces Robert F. Verdonck, who recently resigned and retired as the Chief Executive Officer and President of East Boston Savings Bank, as the President of Meridian Interstate and from the Boards of Directors.

Mr. Gavegnano has been authorized by the Board to lead a search committee to consider candidates for the President position of Meridian Interstate and East Boston Savings Bank. Both internal and external candidates will be considered in the search.

Meridian Interstate Bancorp, Inc. is the holding company for East Boston Savings Bank. East Boston Savings Bank is a Massachusetts chartered stock savings bank that operates from 11 full service locations in the greater Boston metropolitan area. The Bank had total assets of more than $1 billion, total deposits of $805 million and total stockholder's equity of $203 million as of the end of the first quarter of 2008.